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EXHIBIT 10.1 - SETTLEMENT AGREEMENT NATIONAL FINANCIAL COMMUNICATIONS

This Settlement Agreement ("Settlement"), is made and entered into this 1st day of June, 2001 by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and National Financial Communications Corp., a Massachusetts corporation ("NFC") upon the following premises:

A. On September 1, 1999, Chequemate and NFC entered into a Consulting Agreement (the "Agreement"), under the terms of which Chequemate was to engage NFC to render to Chequemate, public relations and other services for a monthly fee plus expenses. As of the current date, Chequemate owes NFC $71,259.52 in unpaid fees and expenses. This Settlement is being entered into for the purpose of settling all outstanding monies due NFC from Chequemate.

B. The parties have agreed to enter into this Settlement and both NFC and Chequemate agree to waive and release any claim it may have against Chequemate upon receipt of payment in full.

NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree that, in settlement of this matter and to terminate any further actions by NFC, Chequemate shall pay NFC the sum of $71,259.52, payable as follows:

1. In consideration of the Settlement, Chequemate agrees to immediately issue to NFC 250,000 shares of Chequemate's restricted common stock (the "Shares"), under Rule 144, which all shares shall be Due as of the day of this Settlement Agreement. All shares shall be received by NFC no later than July 30, 2001.

     The shares shall be registered in a Registration Statement to be filed with the SEC, which registration shall be no later than September 15, 2001. For a period of thirty days after the effective date of the registration statement, (the "Sale Period"), NFC will communicate to Chequemate the dollar amount recovered during the Sale Period of the sale of the 250,000 shares. If NFC does not recover the full $71,259.52 owed by Chequemate, additional free trading shares will be issued to NFC. The calculation to determine the number of additional shares to be issued to NFC will be: The dollar amount not recovered by NFC from the sale of the initial 250,000 shares, divided by the previous five day trade average from the date of the calculation, equaling the number of shares issued to NFC. The date of the calculation shall begin at the conclusion of the Sale Period. Prior to the sale, NFC shall attempt to secure an Opinion Letter from its counsel, or Chequemate shall provide the same, stating that the shares of common stock under Rule 144, are free trading, which Opinion Letter, if valid, will be paid for by Chequemate. NFC will then sell the shares under Rule 144.

2. Chequemate shall have until September 15, 2001, to make an initial filing of a registration statement with the U.S. Securities and Exchange Commission ("SEC"), to include the shares in paragraph 1 above, for registration. Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable. NFC understands and acknowledges that Chequemate is unable to make any covenants or representations as to the effective date of the registration statement with the SEC.

3. Chequemate shall have the right to pay all or a portion of this settlement with a cash payment in the form of certified funds prior to the effective date of the registration or subsequent to NFC selling any shares or balance of shares, by giving 3 day notice to NFC.

4. In consideration of the undertaking set forth in paragraph 1 or 2 above, NFC agrees to waive and release any claim it may have against Chequemate for failure to fulfill its obligations and hereby release Chequemate from all penalties and obligations as set forth in the Agreement or any subsequent judgment which waiver and release shall not be effective until full payment is received.

5. Chequemate and NFC each agree to provide each other with such information and documentation, as may be reasonably requested in connection with the registration statement(s) and other filings with the SEC, including without limitation, the Opinion Letter.

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6.   Regardless of whether the merger is approved, Chequemate shall file the S3
     Registration documents with the SEC on or before September 15, 2001 in order for NFC to sell the initial 250,000 shares as free trading stock, and issue additional free trading stock as needed to fully satisfy its obligation to NFC.

7. In the event that Chequemate fails to make payment in full, NFC reserves the right to pursue collection of the balance.


     IN WITNESS WHEREOF, the parties to this Settlement have duly executed it as of the date and year first above written.


CHEQUEMATE INTERNATIONAL, INC.


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By: Chandos Mahon
Its: President / CEO



National Financial Communications Corp.


-------------------------------
By
Its:


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